CORPORATE PARTICIPANTS

Phil Carlson, *Managing Director, KCSA*

Robert Fireman, *Chief Executive Officer, MariMed, Inc.*

Jon Levine, *Chief Financial Officer, MariMed, Inc.*

PRESENTATION

Operator

Good day, and welcome to the MariMed, Inc. Third Quarter 2020 Earnings Call.

Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Phil Carlson, Managing Director from KCSA. Please go ahead, sir.

Phil Carlson

Thank you, Operator, and good morning, everyone.

Welcome to MariMed's third quarter 2020 conference call. For copies of our press releases and supporting documents filed yesterday, or to retrieve a recording of this call, please visit the Investors page of our website, at marimedinc.com.

With us on today's call are Bob Fireman, CEO of MariMed, and Jon Levine, MariMed's Chief Financial Officer. Today, we'll review the highlights and financial results for the third quarter, as well as recent developments and provide a business and operational update. Following these formal remarks, we're prepared to answer your questions. During the Q&A portion of today's call, we ask that you kindly limit yourself to one question and one follow-up.

I would also like to remind everyone that during today's call, we will discuss our business outlook and make forward-looking statements. Actual events or results could differ materially due to a number of risks and uncertainties including those mentioned in our filings with the SEC. These comments are made based on predictions and expectations as of today, and other than as required by applicable securities laws, the Company does not assume any obligation to update or revise them to reflect new events or circumstances.

Now at this time, it is my pleasure to introduce Bob Fireman, MariMed's CEO. Bob, the floor is yours.

Robert Fireman

Thanks, Phil, and thank you to everyone for joining us on our third quarter 2020 earnings and business update conference call.

This is our first quarterly earnings call as a Public Company, which we intend to continue as we as a Company work to improve our communication to our Shareholders and the public, in general. I'm very excited for this opportunity to discuss our Company, MariMed, with all of you and to recap what we have

achieved to date. We are now at an inflection point with sustainable revenues and earnings with a foundation of businesses and products on which to build a profitable seed-to-sale multi-state operator with a very bright future in the cannabis business.

Before I give an update on our business operations, I'll briefly give a general overview of who we are and talk about some of the history for those of you who are new to the MariMed story. We are a Public Company trading under the symbol, MRMD, on the OTCQX, headquartered in Norwood, Massachusetts. Our Company believes that cannabis has the power to transform human health and wellness. We are dedicated to this purpose through innovation with cannabis genetics formulation and new products.

The MariMed team has been together for over 10 years. This team has won 17 cannabis licenses in six states for its clients: Delaware, Illinois, Massachusetts, Nevada, Maryland, and Rhode Island. We've developed over 300,000 square feet of state-of-the-art regulatory compliance, cultivation, production, and dispensing facilities. We organically develop and manage these licensed cannabis businesses. We've created their job work force, done the training, set the standard operating procedures, and apply best practices every day to these business units.

In addition, MariMed has developed a portfolio of proprietary brands and products. Our Betty's Eddie's brand of all-natural fruit chews is the top selling cannabis-infused product in multiple states, and has been consistently named to the LeafLink List of top selling and innovative cannabis brands in the United States. Our Kalm Fusion and Bourne Baking Co. brands are selling off the shelves in these markets as well. Nature's Heritage, our cannabis flower and concentrate brand, is increasing market share with every sale cycle.

MariMed has forged multiple strategic manufacturing and distribution partnerships with brands that share our quality and our consistency, such as Tropizen Pique, a Caribbean hot sauce that we developed with our partners in Puerto Rico; Tikun Olam, a legendary Israeli cannabis plant; the Healer, developed by Dustin Sulak with his 9,000 cannabis patients with essential medical cannabis formulation; and others in multiple states. We are developing revenue through licensing and distribution of these popular brands in other states where we do not operate ourselves.

We began as an advisory business for the cannabis industry back when these licenses were being issued only to medical-only, not-for-profit entities. In 2018, we began to execute on our strategy to consolidate these licensed cannabis businesses under our Public Company umbrella to become a fully vertically integrated seed-to-sale multi-state operator or as they say in the trade, an "MSO." To-date, we successfully acquired and consolidated our operations in Massachusetts and Illinois and are now able to report these revenues from these operations in our financial statements we publicly provide.

As you can see from the third quarter results, our revenues are growing rapidly as we continue to consolidate our licensed cannabis assets, as well as generate increased revenue from our branded products. For the nine months ended September 30, 2020, we reported cannabis revenues of $30.5 million, which is nearly double the $16.6 million we reported for all the Calendar Year 2019. Jon will talk to you more about our financial performance in just a few minutes.

What is important here are the drivers of this growth. In addition to our consolidation strategy, our branded products continue to gain greater consumer recognition in the markets, driving up our share of adult-use consumer market share throughout the United States. To meet this growing demand, we continue to expand our production capacity of cannabis space to grow more flower and we're working diligently to automate some of the equipment to produce better and faster infused products to launch new and innovative products across a growing number of retail locations.

Now, let me provide you some basic data on the Company's operation state-by-state. In Massachusetts, our client, ARL Healthcare was awarded a registered marijuana dispensary, medical provisional license in 2016. Under this MariMed purchased a 135,000 square foot industrial building in New Bedford, 70,000 feet of which we developed into state-of-the-art cultivation production cannabis operation. MariMed also purchased a 21,000 square foot building in Middleborough, Massachusetts and has developed and opened a 10,000 square foot dispensary under the Panacea Wellness brand. This building houses a secure cannabis warehouse and distribution center.

We were approved to open these facilities in December of 2019 and had our first harvest of cannabis flower in February of 2020. In the second quarter, MariMed began selling its products in the Massachusetts wholesale market, which now includes approximately 65 open dispensaries. In September of 2020, the CCC, the Cannabis Control Commission of Massachusetts, approved these licenses under the adult-use program, which has been a boon to MariMed's revenue. At this time, we're also actively seeking additional dispensary locations in Massachusetts for our two other provisional licenses and hopefully making announcements soon.

The entry into the Massachusetts adult-use market, or "recreational" depending on how you call it, should continue to drive MariMed's revenue growth through 2020 and well into 2021. Infused products of our Betty's Eddie's, Kalm Fusion, Bourne Baking Co. brands are among the top-selling brands in Massachusetts.

Also, Nature's Heritage has become the top selling flower and concentrate brand and just recently launched a new line of solventless concentrates, "live rosin". These concentrates will be available in rotating varieties of sativa and current hybrid strains, and we're having great success with our Tropizen Pique hot sauce from our Puerto Rico partners, and plans to roll out other exclusive brands, such as The Healer, Binske and Tikun Olam from Israel across Massachusetts in the near future.

In New Bedford, our cultivation operations are now fully ramped up to 16 large grow rooms producing more than 1,000 pounds of cannabis flower per month. Just last week, Massachusetts adult-use retail market reached $1 billion in record sales with the wholesale flower prices still holding at approximately $4,000 per plant. Our friends in Oregon would be very happy with that number. As such we are expected to generate between $3 million to $5 million of revenue per month in the near future.

In December of 2018, we received our state approval to acquire these business units, allowing us now to include the revenue from the cannabis licensed company and the results of their operations in our consolidated financial statements. We are very excited about our progress in Massachusetts, which is one of the most robust cannabis markets in the country.

Let's talk now about Illinois. MariMed won two medical cannabis licenses for its clients KPG Anna and KPG Harrisburg in 2017. We purchased the land in Illinois and developed two 3,500 square foot freestanding units for these dispensaries. We received the state approval to acquire and consolidate these companies in October of 2019, allowing us to now include their revenue and results of operations in our consolidated financial statements.

In January of 2020, the Illinois legislature approved the adult-use recreational cannabis program paving the way for our right to operate four adult-use dispensaries. We immediately co-located our two adult-use and our two medical cannabis programs at the Anna and Harrisburg facilities. In September, we received state authority to open our third dispensary in Mount Vernon in a property we acquired and developed.

The Illinois adult-use program has been a huge success for MariMed. Revenues at our two co-located dispensaries has increased fivefold. With a population of 12 million in a state that still is undersupplied, we have strong expectations for this market in the foreseeable future. We plan to open a fourth dispensary in 2021. Our revenue rate now is currently $1 million-plus per month per location. So, when we open our

fourth Illinois location, we could be projecting revenue of $4 million or $5 million per month. As I stated, the results of these licensed businesses are included in our consolidated financial statements.

Now let's talk about Delaware. In 2014, MariMed assisted our clients, First State Compassion Center, to win and be awarded the first Delaware medical cannabis license in a two-year exclusive program. MariMed purchased and developed approximately 46,000 square foot property and we built it into a seed-to-sale facility in Wilmington, Delaware that opened in 2015.

MariMed manages this business and secured this revenue from rent, management and licensing fees. Delaware remains a not-for-profit medical state only to this day. In 2017, under our Management, First State opened its second dispensary in Lewis, Delaware, a municipality on the Delaware shore. We supply both locations from an expanded cultivation and production facility in Wilmington. The State's pilot medical cannabis program, we started with 250 patients. The program now includes more than 10,000 patients and is thriving.

Holding two of the four licenses in the adult-use and reciprocity with other states under consideration, MariMed is developing 110,000 square foot cultivation and production facility in Milford, Delaware. Under our guidance, First State has just applied for its third dispensary license in Dover, Delaware. MariMed's strategy is to acquire these business units when the Delaware law changes, which is most probably when adult-use is allowed in the next two years. This will permit us to include their results also in our consolidated financial statements.

In Maryland, our cannabis licensee Kind Therapeutics USA, under our direction, continues to demonstrate steady revenue growth. MariMed purchased a 180,000 square foot property, old industrial building in Hagerstown, Maryland, in which we've developed to date a 100,000 square foot state-of-the-art cultivation and production cannabis facility. MariMed has purchased a 9,000 square foot facility in Annapolis, which we are developing into a dispensary which we will try to get opened in 2021.

MariMed's top flower brand, Nature's Heritage and our top product brand, Betty's Eddie's fruit chews continue to be the most desired consumer products in the Maryland medical cannabis program, which has now expanded to over 80 dispensaries statewide. Our licensed client business under MariMed Management has already doubled in 2020 from 2019. MariMed expects to consolidate its licensed cannabis business subject to state approval in 2021.

Looking at Nevada, we applied for a transfer of the medical and adult-use cultivation license of our clients. It's pending before the State Cannabis Commission. The Harvest Foundation is the name of the client and we did that in 2019, and we continue to wait for its approval. We recently upgraded our cultivation site, which is in Clark County outside of Las Vegas, which currently sells flower into the wholesale dispensary market. Our cultivation revenue is expected to increase significantly throughout the balance of 2020 and once the license transfer is approved by the state, this operation will be consolidated into the MariMed reported financial results.

In the terms of brand presence, MariMed recently launched our award-winning Betty's Eddie's edibles into the Nevada adult-use cannabis market. Betty's Eddie's has received a strong reception in this market similar to what it has in other states, and we are expecting to launch Kalm Fusion into Nevada cannabis market in the near future.

As I mentioned earlier, MariMed began its business when most programs were medical-only not-for-profit, probably seven or eight years ago. Accordingly, we built our revenue streams and structures from developing the facilities and deriving revenue from consulting and management fees, rental income, and licensing fees without touching the plant, which was being done by the licensed entity. Real estate,

equipment, and assets of the licensed businesses were owned by MariMed and leased to the licensed cannabis businesses.

Now we are reporting the total cannabis revenue from the businesses formed and grew organically in Massachusetts and Illinois. Once that consolidation plan is fully completed, we will have successfully rolled these licensed cannabis businesses into our Public Company, which we will take our place as one of the most successful and profitable MSOs in the industry.

As many of you know, the cannabis industry is continuing to thrive due to the increased consumer demand even through the current COVID pandemic. This is being driven by growing mainstream adoption and acceptance of the health benefits of cannabis. As I mentioned earlier, MariMed's brands such as Betty's Eddie's and Nature's Heritage are already top-selling in multiple states. To meet the growing demand, we continue to develop and launch new and innovative products across a growing number of retail locations.

Just recently released: ElderBetty Chews, a brand-new product under Betty's Eddie's brand. MariMed is the first-to-market in multiple states with an elderberry cannabis edible that is rich in antioxidants, vitamins and minerals. We are excited about this new product, which is now available in Massachusetts, Maryland, Nevada, Rhode Island, and Puerto Rico.

Looking ahead, we plan to launch additional infused and innovative cannabis products, both in the fourth quarter of this year and early 2021 to satisfy the particular tastes and needs of a discerning cannabis consumer, while expanding MariMed in new SKU's. These include offerings of RSO capsules and oral syringe for medical use, pre-rolls, which can help derive wholesale and retail sales, as well as vape pens and new concentrates that are focused on different types of recreational users.

In addition to what I've already discussed, our Company also strengthened its balance sheet during this quarter. We reduced our short-term promissory notes from $23 million at December 31, 2019 to $8.5 million at September 30, 2020, to the end of the quarter. We did this by refinancing our Massachusetts mortgage and using the proceeds to pay down short-term debt by extending the maturity date of certain notes agreements that would have come through in 2020 to September of 2022. I'll let John discuss this in some more detail during his remarks, including how we negotiated more favorable payment terms and reduced the interest costs.

To summarize, we are committed to maximizing our core cannabis businesses that we originally developed and we continue to manage. We will continue to expand the products and SKU's of our successful branded products. We plan to license them in spaces we do not have operating businesses. We intend to expand into new cannabis business opportunities, such as home delivery. We will continue to improve our technology. We will continue to support new formulations of cannabinoids to provide relief to patients with particular symptoms and conditions.

We want to be at the forefront of research and patient trials,and look for the day when cannabis treatment is more mainstream. We will continue to execute on consolidating our licensed cannabis assets, while also expanding our vertically integrated operations.

During Q3, we saw the benefits of our successful consolidation strategy and increased brand penetration reflected in our quarterly results, which substantially increased revenues that in the nine-month period already exceeded our performance for all of Calendar year 2019.

Looking ahead, we are well positioned for continued revenue growth and improved profitability during the remainder of this year and into 2021. The drivers of this include our expanded revenue run rate from our consolidated licensed businesses and the growth of our branded product lines, along with the continued cost efficiency and leveraging of our infrastructure.

We have a great team here and are bringing on quality additions all the time. We are committed to our mission, and keep executing on our growth strategy. If we continue to do this, we believe we will continue to drive revenues, which we believe will create Shareholder value.

This concludes my opening remarks. Now, I'll pass the call on to Jon Levine, who will review the financial results.

Jon, take it away.

Jon Levine

Thank you, Bob, and good morning, everyone.

Today I'll provide you a brief overview of our third quarter 2020 financial results. I'd like to remind everyone that for comparative purposes in the following remarks, the results for the three months and nine months ended September 30, 2019 have been adjusted to eliminate the impact from the one-time sale of hemp seeds during those periods in order to present meaningful comparative results of the operation period-over-period.

During the third quarter of 2020, core cannabis business increased 220% to $13.4 million compared with $4.2 million for the same period in 2019. The significant increase is the result of revenue growth in MariMed's consolidation of the Company's licensed client businesses in Illinois and Massachusetts, and the expansion of our adult-use revenue in those states.

Gross profits also increased 220% to $8.7 million from the third quarter compared to $2.7 million in third quarter of 2019. The continuous percentage increase of revenue and gross profit shows that we've been able to keep our cost of revenue steady with the growth of operations.

Operating expenses for the third quarter of 2020 were $5.3 million compared to $3.7 in the same quarter of 2019. The increase was primarily due to higher personnel costs as the Company continued its transition to direct owner and operator seed-to-build cannabis operations. However, as a percentage of revenue, these costs decrease significantly from 89% to 39% and we expect these efficiencies to continue to improve going forward.

As a result, EBITDA for the third quarter of 2020 was $4.4 million compared to an EBITDA loss of $733,000 for the same period in 2019.

For the nine months ended September 30, 2020, core cannabis revenue increased 168% to $30.5 million compared to $11.4 million for the same period in 2019. This significant increase in the results of revenue growth is MariMed's acquisition of the Company's previously licensed clients in Illinois and the startup of the Massachusetts operations.

Gross profit for the nine months ended September 30, 2020 was $19.7 million compared to $7.6 million for the same period in 2019, as the percentage of gross profit was relatively steady at 65% and 67%, respectively.

Operating expenses for the nine months were $13.2 million compared with $9.8 million for the same period in 2019. The increase was primarily due to the increase in personnel, insurance, taxes, and others involved in becoming an operator of a cannabis business. Despite the increase, these costs as a percentage of revenue decreased substantially, again, from 86% to 43%.

EBITDA for the first nine months of 2020 was $8.6 million compared with an EBITDA of $1.3 million in 2019.

Now, turning to our balance sheet, we continued to take steps to bolster our short-term liquidity, including disciplined management of both working capital and expenses. We also made considerable progress both during the quarter and in subsequent weeks in restructuring our short-term debt. As Bob has mentioned earlier, we successfully reduced short-term promissory notes from $23 million on December 31, 2019 to $8.5 million as of September 30, 2020.

First, we closed a $13 million refinancing of a mortgage secured by our Massachusetts real estate, replacing a $4.8 million initial mortgage. The new mortgage has a term of five years and amortization over 20 years at an annual interest rate of 6.5%. These proceeds were used to retire $7.3 million in outstanding short-term debt at 15%.

Second, we entered into two note extension agreements, repaying $1 million of principal amounts on one promissory note that replaced an amendment and restated senior note in the principal amount of $5.845 million. The new note bears an interest of 12% annually and matures now in September of 2022.

The second note in the principal amount of $3 million has the same terms and maturity date as the $5.845 million note. We essentially converted $28 million of short-term debt that would be near maturity to approximately $9 million in long-term debt on more favorable terms to MariMed. We appreciate our lenders' continued support and believe our success in restructuring of this debt reflects the recognition of our progress to date as well as shared confidence in the business strategies.

For further information on our financial and operating performance, I encourage you to view the Company's 10-Q which has been filed and is available at www.sec.gov.

In summary, I'm very pleased with the revenue growth generated by both our consolidated and managed licensed cannabis businesses during the third quarter and the first nine months of 2020. Despite the challenges created by COVID-19, we are incredibly proud of how our teams executed and focused on positioning our cannabis businesses for long-term success during this challenging period. At the same time, we took several actions during the third quarter and in recent weeks to restructure our short-term debt, which has significantly strengthened our financial position.

We will continue to execute on our strategy, plans, and are confident that the market will recognize the continued positive momentum of MariMed's revenue and earnings.

With that, I'd like to turn the call back over to Bob Fireman for his closing remarks. Bob?

Robert Fireman

Thank you very much, Jon, and we can all be proud of our great results that we're reporting.

In closing, during the third quarter, we continued to execute our consolidation strategy to create a vertically integrated six-state multi-state operator. Year to date, we have successfully rolled up our license operations in Massachusetts and Illinois, which is reflected in our strong revenue performance for the quarter. We continue to move ahead with our plans to consolidate our operations in other states.

Additionally, our unique product formulations and increasing brand recognition have continued to drive both increased medical and adult-use sales at both the wholesale and retail level throughout each of these markets and others.

Complementing this, our balance sheet is substantially stronger now than it was earlier in the year, giving us financial flexibility to support our continued growth.

All these factors position MariMed for stronger performance for the balance of 2020 and during the coming year. We are excited about our prospects and we look forward to updating you on our continued progress.

This concludes our prepared remarks. Now, I'd like to open the call for questions. Operator, please go ahead.

Operator

Thank you. If you would like to ask a question, please signal by pressing star one on your telephone keypad. If you're using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press star one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions.

It appears there are no questions at this time. I'd like to turn the conference back to the speakers for any additional or closing remarks.

Robert Fireman

Thank you. If anyone has questions, they can access contact information at our corporate site. I'd like to thank everyone again for joining us on today's call and for your continued interest in MariMed. We look forward to having follow-up conversations with many of you and to updating you on our continued progress.

Thank you all and have a great day. Everyone, remain safe.

Operator

This concludes our call. Thank you for your participation. You may now disconnect.